                                                                                                    Exhibit 4.13

AGREEMENT OF LEASE

BETWEEN

GELPRIM INC.

- as Lessor

AND

EVENTS INTERNATIONAL MEETING PLANNERS INC.

- as Lessee

EXTRACT FROM THE MINUTES OF A MEETING OF THE BOARD OF DIRECTORS OF

EVENTS INTERNATIONAL MEETING PLANNERS INC.

HELD ON                                                THE DAY OF
___________________________________________________________________________________________________________________________

RESOLVED:

“That the company enter into a Lease Agreement with GELPRIM INC. for premises situated in the building bearing the civic address 751/759 Victoria Square in the City of Montreal, the whole in accordance with a draft Lease submitted to the meeting and approved thereat and that

_________________________________________________________________ its ________________________________________________________________________
and ______________________________________________________________ its _____________________________________________________________________ be
and that they are hereby authorised to sign and execute the said Lease Agreement on behalf of the company and to make such amendments or modifications to the said Lease Agreement as they in their sole discretion deem proper.”

Certified to be a true copy

of a resolution passed at a

meeting of the directors of

EVENTS INTERNATIONAL MEETING PLANNERS INC.

duly called and held on the

________ day of _________
19_____, as set forth in

the minutes of said meeting,

and further that the said

resolution is now in full

force and effect.

Dated this _________ day
of _____________, 19____.

_______________________
SECRETARY      SEAL

1.	INTENT OF LEASE
	1.1	Intent of Parties	1
	2.1	Location and Square Footage	1

3	TERM
	3.1	Term	1

4	MINIMUM RENT
	4.1	Minimum Rent	2

5	REAL ESTATE TAXES
	5.1	Payment	2
	5.2	Proportionate Share	2

6	OPERATING EXPENSES
	6.1	Payment	3
	6.2	Proportionate Share	3

7	USE OF PREMISES
	7.1	Permitted Use	3

8	DEFINITIONS
	8.1	Additional Rent	3
	8.2	Apportionable Operating Expenses	3
	8.3	Apportionable Real Estate Taxes	3
	8.4	Building	3
	8.5	Building External Services	3
	8.6	Common Areas	3
	8.7	Land	4
	8.8	Lease	4
	8.9	Lease Year	4
	8.10	Lessor	4
	8.11	Lessee	4
	8.12	Minimum Rent	4
	8.13	Operating Expenses	4
	8.14	Operating Year	6
	8.15	Proportion of Apportionable Operating Expenses	6
	8.16	Proportion of Apportionable Real Estate Taxes	6
	8.17	Real Estate Taxes	6
	8.18	Rentable Area of the Building	6
	8.19	Rentable Area of the Premises	7

9.	OPERATING EXPENSES
	9.1	Lessee’s Proportionate Share	7
	9.2.	Estimate of Lessee’s Proportionate Share	7
	9.3	Certified Statements of Operating Expenses	7
	9.4	Revisions to Certified Statements	7
	9.5	Survival of Obligations	7

10.	REAL ESTATE TAXES

11.	PAYMENT OF MONIES
	11.1	Payment	8
	11.2	Currency	8
	11.3	Interest on Arrears	8
	11.4	Late Charge	8
	11.5	Right to Set Off	9
	11.6	Termination of Lease	9

12	BUSINESS, WATER AND IMPROVEMENTS TAXES
	12.1	Lessee’s Responsibility	9
	12.2	Reimbursement of Lessor	9
13	UTILITIES AND SERVICES
	13.1	Utilities	9
	13.2	Allocation of Cost	9
	13.3	Heating, Air Conditioning	9
	13.4	Electricity	10
	13.5	Elevators	10
	13.6	Cleaning	10
	13.7	Refuse Disposal	10
	13.8	Special Equipment	10
	13.9	Discontinuation or Modification	10

14	INSURANCE
	14.1	Increase in Lessor’s Insurance	11
	14.2	Fire Fighting Equipment	11
	14.3	Required Insurance Coverage	11
	14.4	Failure to Insure	11

15	ALTERATIONS, REPAIRS, IMPROVEMENTS
	15.1	Care of Premises	12
	15.2	Improvements, Repairs, Alterations, Installations	12
	15.3	Legal Hypothecs, Privileges and Liens	13
	15.4	Property of Lessor	13

16	ASSIGNMENT AND SUBLETTING
	16.1	Consent Required	13
	16.2	Lessee to Furnish Information	13
	16.3	Lessor’s Rights	13
	16.4	Lessor’s Conditions	14
	16.5	Deemed Sublease	14
	16.6	Advertising	15
	16.7	Lessor’s Right of First Refusal	15
	16.8	Change of Control	15
	16.9	No Bonus Value	15

17	DEFAULT OF LESSEE AND REMEDIES OF LESSOR
	17.1	Acts of Default	16
	17.2	Remedies of Lessor	17
	17.3	Lessor’s Cumulative Rights	17

18	DAMAGES
	18.1	Acts of Lessee	17
	18.2	Limitation of Lessor’s Liability	17

19	FIRE, DESTRUCTION OF PREMISES
	19.1	Total Destruction	18
	19.2	Fault of Lessee	19

20	EXPROPRIATION
	20.1	Expropriation	19

21	TERMINATION OF LEASE
	21.1	Effective Date of Termination	19
	21.2	Abandonment of Property	19

22	SECURITY
	22.1	Moveable Effects	19
	22.2	Privilege of Lessor	20
	22.3	Moveable Hypothec	20

23	ACCESS TO PREMISES
	23.1	To Examine or Exhibit Premises	21
	23.2	To Install Equipment	21

INDEX

24	COMPLIANCE WITH LAWS AND INDEMNIFICATION
	24.1	Compliance	21
	24.2	Indemnification of Lessor	21

25	MORTGAGES, SALE OF BUILDING
	25.1	Lessor’s Right to Assign	21
	25.2	Sale or Transfer of Building	21

26	PRIOR OCCUPANCY
	26.1	Prior Occupancy	22

27	RELOCATION
	27.1	Relocation of Lessee	22

28	NOTICES
	28.1	Notices	22

29	INTERPRETATION
	29.1	Representations, Warranties, Prior Agreements	22
	29.2	Exclusivity	22
	29.3	Brokerage Commission	23
	29.4	Governing Law & Waiver of Civil Code of Quebec	23
	29.5	Successors and Assigns	23
	29.6	Interpretation, Captions	23
	29.7	Waiver	23

30	RULES AND REGULATIONS
	30.1	Acts of Nuisance	23
	30.2	Signs, Advertising	23
	30.3	Directories Listings	24
	30.4	Removal of Furniture, Fixtures	24
	30.5	Installation of Floor Covering	24
	30.6	Receiving of Supplies	24
	30.7	Passages, Elevators	24
	30.8	Locks	24
	30.9	Cooking on Premises Prohibited	24
	30.10	Heavy Objects	24
	30.11	Canvassing, Soliciting	24
	30.12	Animals	25
	30.13	Further Rules and Regulations	25
	30.14	Waiver, Modification	25
	30.15	Publication of Lease	25

31	SPECIAL PROVISIONS
	31.1	Finishing of Premises	25
	31.2	Security Deposit	25
	31.3	Letter of Credit	26
	31.4	Special Conditions	26

AGREEMENT OF NET LEASE entered into at the City of Montreal, Province of Quebec, on this October 4, 1997.

BETWEEN:	GELPRIM INC. 759 Square Victoria, Suite 510 Montreal, Quebec, H2Y 2J7 Tel.: (514) 286-3046 Fax.: (514) 286-3050

hereinafter called “Lessor”

AND:	EVENTS INTERNATIONAL MEETING PLANNERS INC. 759 Square Victoria, Suite 700 Montreal, Quebec H2Y 2J7

hereinafter called “Lessee”

1 INTENT OF LEASE

1.1	Intent of Parties

It is the intent of the parties that this agreement of net lease (hereinafter called the “Lease”) be a lease that is absolutely net to the Lessor except as expressly hereinafter set out. The Lessor shall not be responsible during the term for costs, charges, expenses or disbursements of any kind related to the Premises, its use, occupation, content or business transacted therein or deriving therefrom, and. the Lessee shall pay all charges, taxes, costs and expenses of any nature related to the Premises, except for those expressly stipulated otherwise in the. Lease. Any amount and any obligation that is not expressly declared herein to be that of the Lessor, shall be deemed to be the obligation of the Lessee and to be performed by and at the expense of the Lessee.

2 DESCRIPTION OF PREMISES

2.1	Location and Square Footage

Lessor hereby leases to Lessee certain space with an area of approximately 6,601 gross square feet shown outlined in red on Schedule “A” attached hereto (hereinafter referred to as the “Premises”) and situated on the 3rd floor of the building bearing the civic addresses 751/759 Victoria Square and 400 St Antoine West (hereinafter called the “Building”) in the City of Montreal.

The foregoing square footage of the Premises is approximate and will be finally determined by an architect designated by Lessor to whom Lessee has no reasonable objection, whose certificate will be final and binding upon the parties. Should the area of the Premises, as so certified, be at variance with the foregoing measurement, Minimum Rent, which is based upon the rates per gross square foot indicated in section 4.1 in respect of the periods indicated therein, and Lessee’s Proportionate Share hereinafter referred to in Sections 5.2 and 6.2 and all other amounts hereunder calculated with reference to said area shall be adjusted accordingly.

3 TERM

3.1	Term

The term of this Lease shall commence on December 1, 1997 and shall end ten years later at 12:00 noon on November 30, 2007 unless sooner terminated under the provisions of this Lease.

4 MINIMUM RENT

4.1	Minimum Rent

The Lessee covenants and agrees to pay to the Lessor, without demand, notice, setoff, compensation or deduction whatsoever, a fixed annual minimum rent (hereinafter called the “Minimum Rent”) to be paid in advance in equal monthly instalments on the first day of each month during the term hereof. In accordance with the foregoing, the Minimum Rent shall be payable as follows:

4.1.1
nineteen thousand eight hundred three dollars ($19,803.00) per annum to be paid in equal monthly instalments of one thousand six hundred fifty dollars and twenty-five cants ($1,650.25) in advance on the first day of each month during the period commencing December 1, 1997 and terminating November 30, 2000 ($3.00/g.s.f.);

4.1.2
forty-six thousand two hundred six dollars and ninety-six cents ($46,206.96) per annum to be paid in equal monthly instalments of three thousand eight hundred fifty dollars and fifty-eight cents ($3,850.58) in advance on the first day of each month during the period commencing December 1, 2000 and terminating November 30, 2002 ($7.00/g. s. f.);

4.1.3
fifty-nine thousand four hundred nine dollars ($59,409.00) per annum to be paid in equal monthly instalments of four thousand nine hundred fifty dollars and seventy-five cents ($4,950.75) in advance on the first day of each month during the period commencing December 1, 2002 and terminating November 30, 2004 ($9.00/g.s.f.);and

4.1.4
sixty-two thousand seven hundred nine dollars and forty-eight cents ($62,709.48) per annum to be paid in equal monthly instalments of five thousand two hundred twenty-five dollars and seventy-nine cents ($5,225.79) in advance on the first day of each month during the period commencing December 1, 2004 and terminating November 30, 2007 ($9.50/g.s.f.).

5 REAL ESTATE TAXES

5.1	Payment

The Lessee covenants and agrees to pay to Lessor without demand, notice, setoff, compensation or deduction whatsoever, its proportionate share of all Real Estate Taxes, which are estimated at the signing of this agreement to be approximately twenty-one thousand nine hundred eighty-one dollars and thirty-six cents ($21,981.36) per annum, to be paid in advance in equal monthly instalments of one thousand eight hundred thirty-one dollars and seventy-eight cents ($1,831.78) each on the first day of each month during the term hereof.

5.2	Proportionate Share

The parties agree that the Lessee’s proportion of apportionable real estate taxes shall be four decimal four seven five nine percent (4.4759%) of any such apportionable real estate taxes.

6 OPERATING EXPENSES

6.1	Payment

The Lessee covenants and agrees to pay to Lessor without demand, notice, setoff, compensation or deduction whatsoever, its proportionate share of all operating expenses, which are estimated as at the signing of this agreement to be approximately forty-three thousand thirty-eight dollars and forty-eight cents ($43,038.48) per annum, to be paid in advance in equal monthly installments of three thousand five hundred eighty-six dollars and fifty-four cents ($3,586.54) each on the first day of each month during the term hereof.

6.2	Proportionate Share

The parties agree that the Lessee’s proportion of apportionable operating expenses shall be four decimal four seven five nine percent (4.4759%) of any such apportionable operating expenses.

7 USE OF PREMISES

7.1	Permitted Use

The Premises shall be used and occupied by Lessee on a continuous basis during normal business hours for the purpose of general offices and for no other purpose.

8 DEFINITIONS

In this Lease, the following defined terms have the meanings indicated:

8.1	Additional Rent

“Additional Rent” means all amounts other than Minimum Rent and payable by Lessee to Lessor.

8.2	Apportionable Operating Expenses

“Apportionable Operating Expenses” means all operating expenses as hereinafter defined.

8.3	Apportionable Real Estate Taxes

“Apportionable Real Estate Taxes” means all real estate taxes applicable to the land and the Building.

8.4	Building

“Building” means all structures and improvements, whether above or below ground and consisting principally, without limiting the generality of the foregoing, of:

8.4.1	the building bearing civic addresses 751/759 Victoria Square and 400 St-Antoine West, in the City of Montreal; and

8.4.2	where the context requires, the Building External Services.

8.5	Building External Services

“Building External Services” means those portions of the World Trade Centre common areas which have been made available to the occupants of the Building pursuant to express agreements between the owners of the World Trade Centre and the Lessor, and in respect of which the Lessor is required to make a real estate tax or operating expense contribution, e.g., ramp off of St-Antoine Street, World Trade Centre loading dock and receiving area, passage from World Trade Centre loading dock to Building freight elevator, World Trade Centre garbage disposal facilities and HVAC system for World Trade Centre atrium over Fortification Lane.

8.6	Common Areas

“Common Areas” means any and all areas, services, and facilities not intended for the exclusive use or benefit of any individual Lessee and including without restriction, all non-leaseable areas, service and administration areas, roof, floor slabs, exterior walls, and exterior and interior structural portions of the Building, public lavatories, truck docks, common loading areas, electrical, music and public address systems, plumbing and drainage systems, the heating, ventilation and air-conditioning system, customer and service stairways, escalators and elevators, if any, and all other areas, services and facilities, including the Building External Services, which are provided or designated from time to time by the Lessor as part of the Common Areas (and which may be altered, reduced or extended from time to time).

8.7	Land

“Land” means lots 216, 217, 218, 219 and 220 upon the official plan and book of reference of the City of Montreal, “Quartier Ouest”, as well as all other pieces of land on which the owner of the Building has a title, be it under ownership, emphyteutic lease, right of occupancy of the public domaine, right of superficies or any other right(s) on, over or under the surface, including truck docks, the truck ramps, and underground passages, and including the areas in which are situated the Building External Services.

8.8	Lease

“Lease” means this agreement and all Schedules attached hereto.

8.9	Lease Year

“Lease Year” shall mean successive periods of twelve (12) calendar months commencing on the first day of the first full calendar month of the term hereof, with the exception of the first lease year, which may be for a maximum period of thirteen (13) months and with the exception of the last lease year which may be for a period of less than twelve (12) months. The Lessor shall have the right to change the Lease Year from time to time provided, however, that no substantial detriment is incurred by the Lessee as a result of any such change.

8.10	Lessor

“Lessor” means the party first hereinabove described and includes, where the context permits, its employees, agents, representatives, successors and assigns.

8.11	Lessee

“Lessee” means the person executing this Lease as Lessee and includes, where the context permits, its employees, agents, representatives, successors and assigns.

8.12	Minimum Rent

“Minimum Rent” - means the rent payable pursuant to article 4.1.

8.13	Operating Expenses

“Operating Expenses” mean the aggregate of any and all expenses incurred or to be incurred by the Lessor, subsequent to any Lease Year during the term of this Lease and its renewals, without duplication thereof and without marking-up any such charges by the industry’s standard 15% overhead charge, which are attributable, in accordance with generally accepted accounting principles, to the maintenance, operation, repair, supervision, or replacement of the Building and the maintenance, operation and supervision of the Land and include, without limiting the generality of the foregoing, operation as well as corporate and financial expenses, as the said terms are hereinafter defined. In addition, “Operating Expenses” includes, without limiting the generality of the foregoing, the following categories of expenses:

8.13.1	Building Services

i.	Cleaning;
ii.	Electrical Power and Services;
iii.	Heating, Ventilation and Air-Conditioning;
iv.	Plumbing;
v.	Elevator Service;
vi.	Security and Hostesses;
vii.	Material Handling;
viii.	Water Taxes and Rates;
ix.	Building operations, building administration, general overhead and administrative expenses;
x.	General Services;
xi.	Lessor’s contributions in respect of operating expenses and real estate taxes in connection with the Building External Services;

8.13.2	Repairs and Modifications - Short Life

The cost of any repair(s) and modification(s) and addition(s) to the Building and/or machinery and equipment therein and thereon where, in the reasonable opinion of the Lessor, such expenditure may reduce Operating Expenses; or any additional equipment or improvements required by law or, in the Lessor’s reasonable opinion, for the benefit or safety of Building users, provided that said cost may properly be expensed in accordance with generally accepted accounting principles;

8.13.3	Repairs, Replacements, Modifications and Improvements - Long Life

The total annual amortization of capital at rates determined from time to time by the Lessor on the basis of sound accounting principles, and interest on the unamortized capital at a rate equivalent to the lending rate actually charged or chargeable to Lessor by the Lessor’s bankers from time to time, of the cost of all machinery, equipment, supplies, repairs, replacements, modifications and improvements which in the Lessor’s reasonable opinion have an estimated useful life longer than one (1) fiscal year of the Lessor and the cost whereof has not previously been charged to the Lessee;

8.13.4	Corporate and Financial Expenses

i.	Insurance

The actual cost of all insurances that may be carried by the Lessor in respect of, or attributable to, the Building and the Land or related thereto including without limitation: all-risk insurance against fire and other perils, and liability regarding casualties, injuries and damages, boiler and machinery insurance and rental income insurance;

ii.	Taxes

Capital and place of business, water and business taxes on Lessor’s administration offices and on Common Areas;

iii.	Audit and Legal

Audit, as well as legal expenses incurred in relation to operations;

iv.	Adversarial Expenses

Any and all expenses incurred and/or paid to contest, litigate, appeal, negotiate, settle, evaluate, analyse, dispute, or in any way fight or challenge the nature, quantum, appropriateness or any other aspect of any amount claimed by any party, public or private, in connection with the building and/or the operation thereof, including, without limitation, legal, accounting, audit, expert, architectural, engineering, medical, consulting, arbitration, and any other such costs which are incurred as a necessary part of any dispute concerning an amount claimed from a landlord who is acting in good faith;

v.	Miscellaneous expenses.

Miscellaneous expenses incurred in relation to operation.

8.13.5	Net Expenses

It is expressly understood and agreed, that there shall be considered as Operating Expenses, only the net amount of such Operating Expenses, after deduction from gross operating expenses of any and all costs actually recovered by the Lessor from the other tenants of the Building otherwise than by way of Minimum Rent or as Additional Rent.

8.14	Operating Year

“Operating Year” means a year commencing on January first of a calendar year and terminating on December thirty-first of that calendar year, provided that the Lessor shall be entitled at any time, and from time to time, to change the commencement and termination dates of any Operating Year, without the Lessee being thereby unduly prejudiced.

8.15	Proportion of Apportionable Operating Expenses

“Proportion of Apportionable Operating Expenses” is expressed as a percentage of Apportionable Operating Expenses equal to that fraction of Apportionable Operating Expenses having as a numerator the rentable area of the Premises and as a denominator the rentable area of the Building.

8.16	Proportion of Apportionable Real Estate Taxes

“Proportion of Apportionable Real Estate Taxes” is expressed as a percentage of Apportionable Real Estate Taxes equal to that fraction of Apportionable Real Estate Taxes having as a numerator the rentable area of the Premises and as a denominator the rentable area of the Building.

8.17	Real Estate Taxes

“Real Estate Taxes” means all taxes, rates and assessments, general and special, levied or imposed with respect to the Building (including any accessories and improvements thereto) and the Land, including where applicable all taxes, rates, assessments and impositions, general and special, levied or imposed for municipal, urban community, school or Olympic purposes, including public betterment or general or local improvements. Lessor shall have the right to pay any special assessment by instalments and, in such event, “Real Estate Taxes” shall include the amount of any such instalment paid including interest on the unpaid balance of the special assessment.

If the system of real estate taxation shall be altered or varied and any new tax or levy shall be levied or imposed on the Building and/or Land and/or the revenues therefrom, and/or Lessor in substitution for and/or in addition to Real Estate Taxes presently levied or imposed on immoveables in the city, town or municipality in which the Building and Land are situated, then any such new tax or levy shall be included within the term “Real Estate Taxes” and the provisions of this section 8.17 shall apply mutatis mutandis. If the competent authority shall at any time eliminate any tax, rate, assessment or imposition which composed part of Real Estate Taxes for the Lease Year, Lessor may eliminate same from the Real Estate Taxes .for the Lease Year for purposes of application of this clause. However, Lessor shall not eliminate same in the event that any new tax or levy shall have been imposed in lieu of or in replacement of the tax, rate, assessment or imposition so eliminated and such new tax or levy shall have been included in such year in calculating Real Estate Taxes pursuant to the preceding sentence.

The amount of the Real Estate Taxes which shall be deemed to have been levied or imposed with respect to the Building and the Land shall be such amount as the legal authority imposing Real Estate Taxes shall have attributed to the Building and the Land respectively or, in the absence of such attribution, or, if such legal authority shall include immoveables other than the Building and the Land in imposing such Real Estate Taxes, such amount as Lessor in the exercise of its reasonable judgment shall establish.

8.18	Rentable Area of the Building

“Rentable Area of the Building” for apportionment purposes means the total rentable area of the Building (as opposed to Common Areas), less the rentable areas of the eighth floor and of the McIntyre building. The total rentable area for apportionment purposes is hereby conclusively established between the parties at one hundred forty-seven thousand four hundred eighty square feet (147,480) and the Lessee acknowledges having received from the Lessor all relevant explanations prior to accepting such determination of the total rentable area of the Building for apportionment purposes.

8.19	Rentable Area of the Premises

“Rentable Area of the Premises” means the area expressed in square feet or meters of all floors of the Premises as calculated and measured from the inside face of all walls, stores and external windows of the Premises, if any, to the outside face of the demising partition separating the Premises from Common Areas and from the middle of demising partitions between the Premises and other rentable areas and shall include all the inside space, whether occupied or not, by ducts, conduits, projections or columns, whether structural or not. When an office front is set back from the rental line, the said rental line shall be, for all intents and purposes, considered to be the boundary limit of the rentable area of the Premises. Lessee declares that it has examined the Premises and that it is satisfied therewith in every respect including, but not restricted to, its approximate size and dimensions as they are described in this Lease and in the attached Schedule “A”.

9 OPERATING EXPENSES

9.1	Lessee’s Proportionate Share

During each Operating Year the Lessee shall pay to the Lessor as Additional Rent the Lessee’s proportion of Apportionable Operating Expenses. In case the Lease Year does not coincide with an Operating Year, Lessee’s share of Apportionable Operating Expenses for the first and last Operating Year of the term hereof shall be pro rated on a per diem basis.

9.2	Estimate of Lessee’s Proportionate Share

Lessor may estimate the amount of the Lessee’s proportion of Apportionable Operating Expenses which Lessee shall pay in advance on the first day of each calendar month of such Operating Year.

9.3	Certified Statements of Operating Expenses

At the end of each Operating Year of the term of the Lease, Lessor shall furnish to Lessee a certified statement of the actual amount of Apportionable Operating Expenses during such Operating Year and the amount of Lessee’s proportion pursuant to this article 9, and appropriate adjustments will be made within thirty (30) days after the delivery of such statement.

9.4	Revisions to Certified Statements

Any such certified statement and the amounts payable as a result will be subject to revision based on circumstances discovered anytime after the forwarding of such statement.

9.5	Survival of Obligations

The obligations of the parties hereto to pay or adjust pursuant to article 9 hereof shall survive the expiration of the term of the Lease.

10 REAL ESTATE TAXES

10.1
The rent payable during the term of this Lease in respect of each year, shall be increased by an amount equal to the Lessee’s proportion of Apportionable Real Estate Taxes attributable to such year. The Lessee shall pay to the Lessor as Additional Rent, not later than the tax due date, or such other date as may be specified in writing to the Lessee by the Lessor (hereinafter referred to as the “Specified Date”) the amount of such increase in the annual rent.

At the option of the Lessor, Lessor may at any time and from time to time estimate the amount of increased rent as will become payable by Lessee by the tax due date or Specified Date, and bill Lessee therefor, and in such event Lessee shall pay to Lessor the full amount of such estimate in equal monthly instalments commencing with the first month following such estimate and terminating on the tax due date or Specified Date. Such monthly amounts when paid to Lessor shall be available (without interest) as a credit against Lessee’s obligations to Lessor under this article 10. If no such adjustment is made in the monthly rent instalments, the appropriate adjustment between Lessor and Lessee shall be made within thirty (30) days of the receipt by Lessee of the certified statement of the auditors of Lessor referred hereunder.

Any such certified statement and the amounts payable as a result will be subject to revision based on circumstances discovered anytime after the forwarding of such statement.

10.2
The Lessee shall pay to the Lessor, as additional rent, its proportion of any expenses (including legal, appraisal, administrative and overhead expenses) incurred by the Lessor in obtaining or attempting to obtain a reduction of any real estate taxes; or valuation. For the purposes hereof, the Lessee’s proportion shall be identical to the Lessee’s proportion of apportionable real estate taxes as defined herein and said expenses shall be payable accordingly. Real estate taxes which are contested by the Lessor shall nevertheless be included for purposes of the computation of the liability of Lessee under article 10 provided, however, that in the event that Lessee shall have paid any amount of increased rent pursuant to this Article 10 and Lessor shall thereafter receive a refund of any portion of the real estate taxes on which such payment shall have been based, Lessor shall pay to Lessee the appropriate portion of such refund after deduction of the expenses of securing and distributing the refund which have not previously been charged to Lessee as part of apportionable operating expenses.

Lessor shall have no obligation to contest, object to or to litigate any valuation or the levying or imposition of any Real Estate Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion any valuation or Real Estate Taxes without notice to, consent or approval of Lessee.

The Lessee hereby agrees that it shall not contest taxes which are levied or imposed on the Building.

10.3	Lessee’s obligation to pay or adjust under this article 10 for the final period of the Lease shall survive the expiration of the term of the Lease.

10.4
If the period(s) in respect of which Real Estate Taxes are levied or imposed is changed in the future by the competent authority, Lessor shall have the right, at its sole discretion, to make the appropriate adjustments with respect to any increase in Real Estate Taxes, provided Lessee is not unduly prejudiced thereby.

11 PAYMENT OF MONIES

11.1	Payment

All monies payable pursuant to this Lease by Lessee shall be payable immediately when due without notice or demand and shall be paid to Lessor and/or its nominees at the head office of Lessor or at such place in Canada as shall be designated from time to time by Lessor in writing to Lessee. Any amount payable by Lessee pursuant to this Lease other than Minimum Rent shall be deemed “Additional Rent”, whether or not the amount is specifically designated as “Additional Rent”.

11.2	Currency

All monies payable hereunder shall be payable in legal currency of Canada.

11.3	Interest on Arrears

Lessee shall pay interest compounded monthly on all Minimum Rent or Additional, Rent under the terms of this Lease and not paid when due at a rate per annum of ~~six (6%)~~ two (2%) percentage points in excess of the prime rate quoted by the Bank of Montreal from time to time to its most preferred commercial borrowers for commercial demand loans made in Canada. This provision for interest shall not affect any other remedy which Lessor may have in respect of any failure by Lessee to pay any instalment of rent when due.

11.4	Late Charge

11.5	Right to Set Off

Lessee shall have no right whatsoever to deduct, set off or compensate any amount whatsoever from or against any amount payable under the provisions of this Lease unless and until authorized to do so by final judgement of a court of competent jurisdiction.

11.6	Termination of Lease

Upon any termination of this Lease, Lessee shall pay to Lessor such amount as is estimated by Lessor to represent that portion of the aggregate amount of Real Estate Taxes and Operating Expenses payable and to become payable by Lessee in virtue of articles 5 and 6 hereof, and which have not yet been paid.

12 BUSINESS, WATER AND IMPROVEMENTS TAXES

12.1	Lessee’s Responsibility

Lessee shall pay all business taxes, water taxes or other similar rates and taxes which may be levied or imposed upon the Premises or the business carried on therein, all other rates and taxes which are or may be payable by Lessee as lessee and occupant thereof and on Lessee’s fixtures, equipment and machinery and any and all taxes that may be levied upon the alterations and/or improvements (as hereinafter defined in article 15).

12.2	Reimbursement of Lessor

If by law, regulation or otherwise, business taxes and water taxes or other similar rates and taxes or taxes upon Lessee’s fixtures, equipment, machinery or upon alterations and or improvements are made payable by Lessor or proprietors, or if the mode of collecting such taxes and or rates be so altered as to make Lessor liable therefor instead of Lessee, Lessee shall repay to Lessor prior to the due date, but in any event within seven (7) days after demand upon Lessee, the amount of the charge imposed on Lessor as a result of such change, and shall hold Lessor harmless from any cost or expense in respect thereof.

13 UTILITIES & SERVICES

13.1	Utilities

Lessee shall be solely responsible for and promptly pay all charges for water, gas, steam, and any other utility used or consumed in the Premises. Should Lessor elect to supply the water, gas, steam or any other utility used or consumed in the Premises, Lessee shall purchase and pay for the same as Additional Rent payable on demand at rates not in excess of public utility rates of the same service if applicable. In no event shall Lessor have any obligation or liability in connection with the cessation of any service or unavailability or interruption or suspension of any service(s) or utilities at any time whether or not supplied by Lessor.

13.2	Allocation of Cost

Should individual meters or apparatus for measurement of consumption for any or all utilities consumed in the Premises by Lessee not be provided, Lessor shall, acting reasonably, allocate the cost of such utilities among such tenants of the Building as consume such utilities using as the basis for such allocation Lessor’s reasonable estimate of the relative rates of allocation by Lessor shall be final and binding on Lessee, and shall be payable by Lessee as Additional Rent on demand.

13.3	Heating, Air Conditioning

Lessor shall bring to the Premises such air and chilled water as is necessary to provide comfort for the normal type of office occupancy for a Class A building during Lessee’s normal business hours.

13.4	Electricity

Lessor shall supply electrical power to the Premises during the normal business hours as established by the Lessor, to a maximum of four (4) watts per square foot, for which Lessee agrees to pay to Lessor six thousand six hundred dollars and ninety-six cents ($6,600.96) per annum to be paid in equal monthly instalments of five hundred fifty dollars and eight cents ($550.08) in advance on the first day of each month during the term of this Lease. Furthermore Lessee agrees that its use of electrical current shall never exceed the capacity of the electrical wiring in and supplying the Premises. If the electrical consumption being used by Lessee in the Premises is greater than the capacity of the electrical wiring, or should Lessee use the Premises beyond normal business hours as established by the Lessor, the Lessor may, at its option, take whatever steps and make whatever changes Lessor considers appropriate to increase such capacity or provide such increased services, and any costs occasioned thereby shall be at Lessee’s sole expense, or Lessor may compel Lessee to use such consumption within the four (4) watt per square foot maximum.

Lessor shall have the right, at anytime, to verify the connected load in the Premises, and if the connected load is greater than four (4) watts per square foot or if Lessee uses the connected load beyond normal business hours as established by Lessor or if the cost of electricity is increased by the producers thereof, then Lessee shall pay to Lessor in respect of such increased cost or excess consumption an amount calculated at. the then current rate per watt, retroactive to the date of such increased cost or consumption or to he date from which Lessor determines such increase to have occurred or such excess to have existed.

Lessee agrees, as and when necessary, to replace at its expense any fluorescent tubes, bulbs or fixtures so as to keep the electrical system within the Premises in complete working order at all times.

Any special wires and conduits for the Lessee’s special equipment shall be supplied and installed by the Lessee at its own expense.

The obligation of the Lessor hereunder shall be subject to any rules or regulations to the contrary of the authority providing electricity or any other municipal or governmental authority.

13.5	Elevators

Lessor shall provide elevator service to the floor of the Building on which the Premises are situated during normal business days and hours. At least one (1) elevator shall be available for operation at all times. Lessee shall have free use of the elevators in common with other persons.

13.6	Cleaning

The Premises shall be cleaned by Lessor, at its expense and according to Building Standards.

13.7	Refuse Disposal

Lessee shall not leave or place any debris or refuse outside the Premises except as allowed by Lessor. All ordinary daily refuse or debris shall be removed by Lessor at its expense. Lessee shall be charged for the cost of removal of extraordinary refuse or debris.

13.8	Special Equipment

Nothing contained in this Lease shall be deemed to create any obligation of Lessor to furnish , electricity, heating, air-conditioning or any other service(s) to Lessee to the extent these are required by the use in the Premises of special equipment such as computers or other electrical or similar equipment, or for the preservation of perishable goods.

13.9	Discontinuation or Modification

Lessor shall be privileged, without liability or obligation to Lessee, to discontinue or modify any services required of it under this article 13 or elsewhere in this Lease, during such time as may be necessary, by reason of accident, or for the purpose of effecting repairs, replacements, alterations or improvements.

14 INSURANCE

14.1	Increase in Lessor’s Insurance

Lessee shall not do or permit to be done in or about the Premises, or bring into or keep upon the Premises, anything which will in any way affect the fire risk or increase the rate of fire or other insurance on the Building. Should the rate of any type of insurance on the Building be increased by reason of any violation of this Lease by Lessee, Lessor in addition to all other remedies, may pay the amount of such increase and the amount so paid shall become payable by Lessee as Additional Rent on demand. Should any insurance policy on the Building be cancelled by the insurer by reason of the use and/or occupation of the Premises or any part thereof by Lessee or by any permitted assignee, sub-lessee, concessionaire or licensee of Lessee, or by anyone permitted by Lessee to be upon the Premises, Lessor may at its option terminate the Lease by leaving at the Premises a notice in writing of its intention to do so and thereupon rent and other payments for which Lessee is liable hereunder shall be apportioned and paid in full to the effective date of termination under such notice, and Lessee shall forthwith deliver up vacant possession of the Premises to Lessor and/or Lessor may at its option, and at the expense of Lessee, enter upon the Premises and rectify the situation causing such cancellation.

14.2	Fire Fighting Equipment

Lessee shall at its expense install and maintain within the premises such fire extinguishers and other fire fighting equipment, including without limitation, emergency lighting as is deemed reasonably necessary or desirable by Lessor or any governmental or insurance body. If so required by Lessor or any such body, Lessee shall appoint a warden to coordinate with the fire protection facilities and personnel of Lessor.

14.3	Required Insurance Coverage

Lessee agrees to take out and keep in force during the term of this Lease:

14.3.1
general liability insurance with respect to the business carried on in or from the Premises and the use and occupancy thereof of not less than two million dollars ($2,000,000.00) for each occurrence, or such higher limits as Lessor may reasonably require from time to time in respect of bodily injury to or death of one or more persons and loss or damage to the property of others;

14.3.2
all-risks insurance including the perils of fire, extended coverage in respect of furniture, equipment, inventory, stock in trade, fixtures and leasehold improvements located within the Premises and in respect of such other property located in or forming a part of the Premises, as Lessor may reasonably require from time to time, in amounts not less than the full replacement cost in each case;

14.3.3
Lessee agrees to repair and/or replace all glass and plate glass of the Premises if such glass or plate glass be damaged, except if such damage be caused by Lessor, its employees or agents, in which event such glass or plate glass shall be repaired and/or replaced by Lessor.

14.3.4	any additional insurance as Lessee or Lessor, acting reasonably, may require from time to time.

14.4	Failure to Insure

The insurance required under article 14.3 shall be effected with insurers and upon terms anal conditions satisfactory to Lessor. Certificates of the required insurance shall be furnished to Lessor by Lessee promptly upon issuance of such insurance policies. In the event that Lessee fails to insure or fails to furnish to Lessor certificates of insurance as herein required, Lessor may effect such insurance for the benefit of Lessee or Lessor, or both of them, for a period not exceeding one year, and any premium paid by Lessor shall be recoverable from Lessee as Additional Rent on demand. Furthermore, as an alternative to the foregoing, Lessor may choose to terminate the Lease as in the manner provided in article 17.2 of this Lease.

15 ALTERATIONS, REPAIRS, IMPROVEMENTS

15.1	Care of Premises

15.1.1
Notwithstanding the provisions of the Civil Code of Quebec or any other legislation concerning maintenance or repairs, Lessee shall, at all times, maintain, repair (including grosses réparations), replace, and keep the Premises, including all improvements, furniture, fixtures, equipment and plate glass in good repair, order and condition. Lessee shall give Lessor prompt written notice of any damage whatsoever to the Premises or Building. Should Lessee fail to maintain and repair the Premises, Lessor, after giving written notice of at least five (5) days to Lessee, shall have the right to effect such maintenance or repair, and all costs so incurred by Lessor shall be payable by Lessee as Additional Rent on demand. At the termination of this Lease, Lessee shall deliver the Premises to Lessor in as good order and condition as at the commencement of this Lease, broom clean, trash free, reasonable wear and tear excepted.

15.1.2
Notwithstanding anything to the contrary contained in Section 15.1.1, Lessee shall not be responsible for any repairs attributable or relating to inherent structural defects or weaknesses of the Building and/or structural repairs of the Building.

15.2	Improvements, Repairs, Alterations, Installations

15.2.1
Lessee shall not make any improvements, repairs, alterations or installations to the Premises or any part of the Building, without the prior written consent of Lessor. All changes, alterations, additions and improvements made to or installed upon or in the Premises (save any trade fixtures) and which in any manner are attached in, to, or under the floors, walls or ceilings (including without limitation, all lighting installations such as, without restriction, spotlights and tracks, and all floor finishes of whatever nature placed upon the floor of the Premises), partitions, counters, doors, any components of the heating, ventilation and air conditioning system, shall become the property of the Lessor on the date they are installed within the Premises, and will be surrendered to Lessor upon the termination of this Lease without compensation therefor. All such alterations, repairs, improvements and installations shall be done at Lessee’s expense by such contractor(s) as Lessee may select and Lessor approve, such approval not to be unreasonably withheld. Lessor shall also have the right to have any such work supervised by its architects, contractors and workmen, and Lessee agrees to pay for all such coordination charges for all improvements, repairs, alterations or installations to the Premises at a fee of five percent (5%) of all charged construction costs. Said 5% fee shall only apply and be payable with respect to projects or works with total costs exceeding $3000.00. All other projects shall require the consent of the Lessor but the said 5% fee shall not apply thereto.

15.2.2
In the event that any contractor is not fully unionized, or is causing or in hr’s reasonable opinion is likely to cause labour trouble in the Building, Lessor shall have the right to require that such contractor cease or refrain from doing any work in the Premises and upon receipt of written notice from Lessor, Lessee agrees to disallow such contractor from entering the Premises. Lessor shall also have the right to require that any contractor carry property damage and public liability insurance in the amount of not less than one million dollars ($1,000,000.00) for its operation in the Building.

15.2.3
Notwithstanding any provision of this Lease to the contrary, the Lessor reserves the right at any time and from time to time to change, alter, modify, or expand the Building and/or the Land as the Lessor in its sole discretion deems necessary including, without limitation, the right of the Lessor to modify the exterior walls of the Building. In the event that such work is undertaken by the Lessor, the Lessee hereby waives and renounces to any and all claims which may result as a consequence of the foregoing.

15.2.4
The Lessee shall, at its expense, install Venetian or vertical blinds in accordance with the Building’s standards and colours on any and all existing or newly installed exterior windows of the Premises, if any. The Lessee hereby undertakes to use the blinds at all times so as to prevent exterior views of unsightly items or areas located within the Premises such as boxes, storage areas, and related items or areas. The Lessee also undertakes to use the said blinds during hot or sunny periods so as to prevent solar heat build-up within the Premises which may result in undue strain on the air-conditioning system of the Premises and/or .the Building.

15.3	Legal Hypothecs, Privileges and Liens

The Lessee shall promptly pay all charges incurred by it or on its behalf for any work, materials, or services which may give rise to a legal hypothec, privilege or other encumbrance being registered against any portion of the Building, and to require all contractor(s), prior to entering the Premises, to furnish to Lessor a waiver and release of privileges or rights of privileges.

15.4	Property of Lessor

Subject to the provisions of article 15.2 hereinabove, if so required by Lessor, Lessee shall at its cost and at the termination date of this Lease or any renewal or extension thereof, remove any such alterations, repairs, or improvements from the Premises and repair any damage to -the Premises caused by such removal. Lessee’s obligations under this article 15.4 shall survive the expiration of the term or earlier termination of this Lease. The provisions of Article 1891 of the Civil Code of Quebec shall not apply to this Lease.

16 ASSIGNMENT AND SUBLETTING

16.1	Consent Required

The Lessee shall not, on pain of nullity, assign this Lease or sublet the Premises or any part thereof or allow the Premises or any part thereof to be used by another without the prior written consent of the Lessor, which consent shall not be unreasonably withheld. The Lessor’s refusal of consent shall be deemed reasonable (without in any way restricting the Lessor’s right to refuse its consent on other reasonable grounds) where the assignee or sublessee proposed by the Lessee is then a tenant of the Building and the Lessor has suitable space for rent in the Building; or where the intended use of the Premises by the proposed assignee or sublessee conflicts with rights granted other tenants or occupants of the Building, or where the proposed assignee or sublessee does not intend to bona fide physically occupy and carry on business from the Premises, or when the proposed assignment or sublease is made prior to the Lessee physically and bona fide occupying and carrying on business from the Premises. The consent of the Lessor to any such assignment, sublease or use shall not be deemed to permit any further assignment, sublease or use by another.

16.2	Lessee to Furnish Information

The Lessee agrees to provide the Lessor, in writing, with the name, address, nature of business and credit references in respect of the proposed assignee or sublessee, all information relating to the proposed assignment or sublease as well as such other information as the Lessor shall reasonably request, at least sixty (60) days prior to the date same is proposed to become effective.

16.3	Lessor’s Rights

16.3.1	The Lessor shall, within thirty (30) days following receipt of the Lessee’s written request for consent and all of the information required by article 16.2 notify the Lessee in writing either:

i.	that it grants its consent to the proposed assignment or sublease;

ii.	that if refuses to grant its consent to the proposed assignment or sublease for the reasons set forth in the said notice; or

iii.	that it elects to terminate this Lease in preference to granting or refusing its consent to the proposed assignment or sublease, and without having to justify its election.

16.3.2	Should the Lessor consent to the assignment or sublease, the consent shall, in addition to any other conditions, be subject to the following:

i.
Lessee shall remain jointly and severally responsible with the assignee or sublessee for the fulfillment of all obligations of Lessee under this Lease, or any extension or renewal thereof, the whole without novation or derogation of any kind, and without benefit of division and discussion;

ii.
The document effecting the assignment or sublease shall be prepared by Lessor’s attorney(s), and all costs of processing the application for consent, which cost is presently estimated at two hundred and fifty dollars ($250.00), including any credit reports, preparation and/or negotiation of any documentation, will be paid for by Lessee prior to the date the assignee or sublessee commences to occupy the Premises or part thereof;

iii.
All amounts payable by Lessee pursuant to this Lease up to the effective date of the assignment or sublease must be paid in full prior to Lessor executing the document effecting the assignment or sublease. Where any such amounts cannot be fully determined at that time, Lessee will deposit with Lessor an amount reasonably estimated by Lessor to cover such undetermined amounts, to be held by Lessor, without any liability for interest thereon, until the estimated amounts become fully determined by Lessor, at which time the appropriate adjustments will be made.

16.4	Lessor’s Conditions

16.4.1
Should the Lessor elect to terminate this Lease, the termination shall be effective on the date stated in the Lessor’s notice of termination, which shall be the last day of a month not less than thirty (30) days nor more than one hundred twenty (120) days following the delivery of such notice.

16.4.2
Under no circumstances will: (i) the mere occupation of all or part of the Premises by any proposed assignee or sublessee or Lessor’s tolerance thereof, (ii) the payment of rent or other amounts by any proposed assignee or sublessee to Lessor, or (iii) the consent to any previous assignment or sublease, constitute a waiver of any obligation of Lessee to obtain consent to any assignment or sublease, nor will any of the foregoing be construed as constituting a consent to the proposed assignment or sublease.

16.4.3
Nevertheless, whether or not Lessor consents to any assignment or sublease it may collect rent or other amounts from any assignee or sublessee or proposed assignee or sublessee and apply the net amount collected to the rental payable under the Lease, without in any manner prejudicing any of its rights under this Lease.

16.5	Deemed Sublease

If at any time effective control of the Lessee is acquired or exercised by any person or persons not having effective control of the Lessee on the date of execution of this Lease, the same shall be deemed to constitute a sublease subject to all of the provisions hereof unless said control is so acquired or exercised by a party or group of parties who intend to continue operating the Lessee from the Premises in a manner which shall be substantially the same as before the said change in control. In such event, Lessee shall advise Lessor of the changes which are to take place at least thirty days in advance but Lessor’s approval or consent thereto shall not be required.

16.6	Advertising

The Lessee will not advertise the Premises for the purpose of any assignment or sublease without obtaining the prior written approval of the Lessor to the proposed text, such approval not to be unreasonably withheld. In no event will the rental rate appear in any advertisements.

16.7	Lessor’s Right of First Refusal

16.7.1	As a condition precedent to any assignment of this Lease or subleasing of the whole or any part of the Premises:

i.	Lessee shall indicate to Lessor the bona fide and the specific terms and conditions of such proposed assignment or sublease, and

ii.	Lessee shall first offer to assign or sublease as the case may be, to Lessor on the same terms and conditions and for the same rental as provided for in this Lease.

16.7.2
Lessor shall have a period of thirty (30) days in which to accept the offer referred to in article 16.7 and if not so accepted, Lessee shall have a period of sixty (60) days thereafter in which to assign or sublease on obtaining the prior written consent of Lessor as hereinabove provided to the party and in accordance with the terms and conditions so indicated to Lessor.

16.7.3
In the event that Lessee does not assign or sublet within such sixty (60) day period, Lessor’s consent to such assignment or sublease shall be deemed null and void and Lessee shall not be permitted to assign or sublet without again conforming to all of the express provisions hereof.

16.8	Change of Control

If Lessee is a corporation or a partnership then:

i.	where it is a corporation, any change in its effective voting control from that existing on the date the corporation first incurred any obligations to Lessor pursuant to this Lease; and

ii.	where it is a partnership, any change in the person(s) composing the partnership from that existing on the date the original person(s) first incurred any obligations to Lessor pursuant to this Lease;

will be considered a sublease for the purposes of this article 16 unless said changes bring to Lessee a party or group of parties who intend to continue operating the Lessee from the Premises in a manner which shall be substantially the same as before the said changes. In such event, Lessee shall advise Lessor of the changes which are to take place at least thirty days in advance but Lessor’s approval or consent thereto shall not be required.

16.9	No Bonus Value

It is the intent of the parties hereto that this Lease shall confer upon Lessee only the right to use and occupy the Premises, and, to exercise such other rights as are conferred upon Lessee by this Lease. The parties agree that this Lease is not intended to have a bonus value, nor to serve as a vehicle whereby Lessee may profit by a future transfer of this Lease, or as a result of any favourable terms contained herein or any future changes in the market for leased space. It is the intent of the parties that any such bonus value that may attach to this Lease shall be and remain the exclusive property of Lessor.

16.10	Sale of Business by Lessee

Notwithstanding any provision hereinabove to the contrary, the Lessee shall be permitted to assign this Lease or sublet the whole of the Premises or any part thereof or allow the Premises or any part thereof to be used by another and the Lessor shall not be entitled to withhold its consent thereto provided:

a]
such sublet or assignment is required to give effect to the sale of all or of a substantial portion of Lessee’s assets as part of the sale by Lessee of all or a substantial part of its business to the sublessee or assignee;

b]	Lessor is advised of the impending sale at least thirty (30) days prior to its expected consummation;

c]
said notice contains all information about the transaction and the prospective sub-lessee which the Lessor may require to properly evaluate the financial strength of such third party as an occupant of the Building; and

d]
such third party intends to continue operating the business of Lessee in the Premise’s in accordance with the permitted use requirements of this Lease and to otherwise respect all other provisions of this Lease.

If all of the foregoing conditions are respected in full and the financial strength of the third party are acceptable to Lessor acting reasonably, the Lessor shall consent to such sublet in writing and this Lease shall continue in force on that basis.

17 DEFAULT OF LESSEE AND REMEDIES OF LESSOR

17.1	Arts of Default

The following events shall be a default under this Lease:

17.1.1
If Lessee fails to pay, on the day appointed for its payment, Minimum Rent or Additional Rent or any installments thereof, which the Lessee under any provision of this Lease is obliged to pay, and such default continues for more than five (5) business days after written notice from Lessor to Lessee specifying such default.

17.1.2
If Lessee fails to perform any obligation under this Lease other than the payment of the Minimum Rent, or Additional Rent, and such default continues for (10) days after written notice thereof from Lessor to Lessee specifying such default;

17.1.3
If Lessee makes a general assignment for the benefit of its creditors, or if Lessee is declared bankrupt, or if a petition in bankruptcy is filed against Lessee, or if Lessee files an assignment in bankruptcy or makes a proposal to its creditors or takes or attempts to take advantage of any legislation for the relief of bankrupt or insolvent debtors, or if any execution is levied vied against Lessee, or if any encumbrancer of Lessee’s interest shall take any action to enforce its security, unless such execution or enforcement proceeding be set aside, discharged or abandoned within seven (7) days;

17.1.4	If any order shall be made for the dissolution, liquidation or winding-up of Lessee or other termination of the corporate existence of Lessee;

17.1.5
If Lessee makes or attempts to make any bulk sale of merchandise in the Premises; or if Lessee removes or attempts to remove from the Premises a substantial part of its stock in trade, furniture or improvements, other than in the normal course of business; or if Lessee suffers to exist, creates or incurs any charge, lien or encumbrance whatsoever on any of the moveable effects situated in the Premises; or if a receiver, trustee, manager or any official having similar power be appointed or assume direction with respect to Lessee of any portion of its business affairs or property; or if the estate of Lessee be transferred, pass to, or devolve upon any other person by operation of law provided that nothing herein contained shall apply to the sale by Lessee of all or of a substantial portion of its assets as part of the sale of all or of a substantial portion of its business;

17.1.6	If Lessee fails to take possession of the Premises or if Lessee vacates or abandons the Premises for five (5) consecutive days.

17.2	Remedies of Lessor

17.2.1
In the event of any default by Lessee, Lessor shall have the right to terminate this Lease upon notice in writing to Lessee who hereby agrees in advance that the Lease be so terminated and/or cancelled. In the event of such notice, this Lease shall terminate at noon on the third tenth (10th) business day following the date such notice is given, without the necessity of any other “mise en demeure” or legal process whatsoever unless Lessee contests said cancellation by formal proceedings filed in good faith before a court of competent jurisdiction prior to the expiration of the said 10-day delay. If no such proceedings are filed, Lessee shall thereupon quit and surrender the Premises to Lessor, or if not yet in possession, Lessee shall no longer have any right to possession of the Premises. Lessor, its agents and servants shall have the right to enter the Premises and dispossess Lessee and remove any persons or property therefrom and/or may bolt the Premises or change the locks thereon, any legislation to the contrary notwithstanding, without the qty of any legal proceeding whatsoever and without being liable to Lessee therefor in damages, or otherwise. As of the date the Lessor notifies Lessee that it has terminated this Lease, Lessor shall ipso facto and automatically become the absolute owner of all moveables then situated within the Premises, including all stock in trade, furniture, and any other effects of any nature whatsoever.

17.2.2
Where the Lease is terminated under this article, Minimum Rent, Additional Rent and all other charges, for the then current month and each subsequent month to the original expiry date of the Lease, shall immediately become due and payable, the whole without prejudice to Lessor’s right to claim from Lessee all costs, expenses and damages incurred by Lessor as result of the early termination of this Lease.

17.2.3
In the case of termination resulting from bankruptcy or insolvency, Lessor will, in addition to all its other rights, remedies, and. recourses, be entitled to the equivalent of three (3) months Minimum Rent, Additional Rent and other charges then payable on a monthly basis, as accelerated rent.

17.3	Lessor’s Cumulative Rights

The exercise by Lessor of any right it may have hereunder or by law shall not preclude the exercise by Lessor of any other right it may have hereunder or by law.

18 DAMAGES

18.1	Acts of Lessee

Lessee shall be responsible for all damages or injury suffered by Lessor, its officers, employees, servants, agents, invitees or co-tenants and for all damages to the Building or Premises, caused by the act or neglect of Lessee, its officers, employees; servants, agents, visitors or licensees for whom Lessee is responsible.

18.2	Limitation of Lessor’s Liability

18.2.1
Lessor shall not, under any circumstances, be liable in respect of any loss, injury or damage suffered by Lessee or any other person nor shall Lessee be entitled to any diminution of rent as a result of any of the following occurrences unless attributable to a default of Lessor, its officers, employees, servants or agents:

i.	loss or damage to property of Lessee by theft, accident or any other cause;

ii.
injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water (including sewer backup), rain, snow or leaks from any part of the Premises, or from any pipes, appliances or plumbing work therein, or from dampness;

iii.
damage to the property of Lessee or a diminution in Lessee’s enjoyment of the Premises caused by the acts or activity of any third person including any other tenant in the Building, or by any person in the Premises, or by the construction of any private or public work;

iv.
loss or damage arising out of any delay in the finishing of the Premises, or the interruption or modification of any service or facility to be provided by Lessor under the terms of this Lease, caused or required by maintenance, repairs, strikes, riots, labour controversies, accidents, fuel shortages, acts of God or the Queen’s enemies, fire or other casualty, force majeure, cas fortuit or other cause beyond Lessor’s reasonable care and control. Lessor undertakes, however, to take all reasonable steps to remove the cause of such interruption with due diligence;

v.	loss or damage which is indirect or consequential.

18.2.2
Lessee agrees that it shall not have any right whatsoever to deduct, set off or compensate any amount in respect of any loss, injury or damage suffered by Lessee for any cause described in paragraphs a), b), c), d) or e) from or against the rent payable under the terms of this Lease.

19 FIRE, DESTRUCTION OF PREMISES

19.1	Total Destruction

19.1.1
If the Premises are totally destroyed or rendered substantially or wholly untenantable by fire or other cause and Lessor shall decide not to rebuild or restore the Premises, or if the Building is so damaged that Lessor shall decide. not to rebuild or restore same (whether or not the Premises are damaged), Lessor shall have the right within ~~ninety (90)~~ thirty (30) days after such fire or other cause of destruction, and without any liability to Lessee, to notify Lessee of such decision, and thereupon the term of this Lease shall expire and Lessee shall vacate the Premises and deliver same to Lessor.

19.1.2
If on the contrary Lessor shall decide to restore or rebuild the Premises or Building, as the case may be, Lessor shall so notify Lessee within ~~ninety (90)~~ thirty (30) days from the fire or other cause of destruction and provided the restoration or rebuilding is completed within ninety (90) days of such notice, and Lessee’s liability for rent shall cease as of the day following the fire or other cause of destruction and shall only revive on the day the Premises are made available to Lessee for occupancy.

19.1.3
If the Lessor notifies the Lessee that a period longer than ninety (90) days is required to effect such repairs, then either party has the right .to declare this Lease cancelled as of the date of damage or destruction, provided that a written notice to that effect be given to the other party within fifteen (15) days from reception of the notice concerning the estimated period of repairs. In order for Lessee to exercise his right to cancel this Lease under this clause, Lessee must not be in arrears towards Lessor for any payments under this Lease, nor for costs, damages or rent as herein provided.

19.1.4
If neither the Lessor nor the Lessee has exercised his right to cancel this lease the lease shall continue and Lessee’s liability for rent shall be abated in proportion to the time and part of the premises which have been rendered untenantable, provided Lessee shall not be liable towards Lessor for the payment of costs, damages or rent.

19.2	Fault of Lessee

Deleted.

20 EXPROPRIATION

20.1	Expropriation

Both Lessor and Lessee agree to cooperate with each other in respect of any expropriation of all or any part of the Premises or the Building so that each may receive the maximum award to which each is respectively entitled by law. If the whole or any part of the Premises, or the whole of the Building, or so much thereof as shall, in the opinion of Lessor, render it commercially undesirable to continue operation of the Building, be expropriated, condemned or taken by any competent authority for any purpose whatsoever, Lessor shall have the right at its discretion to terminate this Lease upon notice in writing to Lessee of at least thirty (30) days. Lessee shall have no claim in damages or otherwise against Lessor relating to or arising out of the expropriation or condemnation, or arising out of the cancellation of this Lease, nor shall Lessor be obliged to contest any expropriation proceedings.

21 TERMINATION Of LEASE

21.1	Effective Date of Termination

21.1.1	this Lease shall terminate on the termination date stipulated in article 3.

21.1.2
Should the Lessee remain in occupation of the Premises after the expiration of the present Lease without having executed a new written Lease with the Lessor, such holding over shall not constitute a renewal or extension of this Lease. In such event the Lessee shall be deemed to be occupying the Premises as a tenant from month to month, at a monthly rental payable in advance on the first day of each month equal to one-twelfth (1/12) of the aggregate of four (4) times the Minimum Rent, and other charges payable in the last twelve month period contained in the term, the whole without prejudice to all other rights and recourses of Lessor as a result of Lessee’s failure to vacate the Premises. In addition to the foregoing, the Lessor shall be entitled at the expiration of the Lease to enter into and recover possession of the Premises by any means whatsoever, to the complete exoneration of the Lessee.

21.2	Abandonment of Property

Subject to the provisions of article 15.4, Lessee shall remove all its property from the Premises at the termination date of this Lease. Any property belonging to Lessee or any other person which is left in the Premises after the termination date shall be deemed to have been abandoned, the whole without prejudice to Lessor’s right to claim from Lessee all expenses, losses and damages caused by Lessee’s failure to remove such property as required herein.

22 SECURITY

22.1	Moveable Effects

Lessee agrees to furnish the Premises with and maintain therein at all times during the term of this Lease moveable effects which are owned by Lessee and fully paid, having a value equivalent to a minimum of twelve (12) months’ rent.

22.2	Privilege of Lessor

Notwithstanding article 17.1 if the Lessee creates or incurs any charge, lien, hypothec or encumbrance whatsoever on -any of the moveable effects or equipment situated in the Premises, said Lessee shall obtain a release of any such charge, lien, hypothec or encumbrance within five (5) days after being so requested to do so by the Lessor. Failing which, the Lessee hereby agrees to provide Lessor with a bank guarantee or any other security acceptable to Lessor, having a value equivalent to at least twelve (12) months’ rent and for the period of time during which said moveable effects and equipment will be applied by such charge, lien, hypothec or encumbrance.

22.3	Moveable Hypothec

22.3.1
As continuing and collateral security for the due and punctual payment of Minimum Rent, Additional Rent and all other amounts now owing or which may hereafter become owing to the Lessor by the Lessee under this Lease, as same may be amended, renewed, extended or supplemented, and as continuing and collateral security for the due and punctual performance and fulfilment of all other obligations, covenants and agreements of the Lessee contained in this Lease, as same may be amended, renewed, extended or supplemented (all of said Minimum Rent and other amounts and the said other obligations, covenants and agreements being hereinafter collectively referred to as the “Indebtedness”), the Lessee hereby hypothecates in favour of the Lessor, with effect as of and from this date, for the sum of  one hundred thousand dollars ($100,000.00) and interest thereon at the rate of interest per annum that is six (6) percentage points more than the prime rate of interest of the Bank of Montreal, calculated semi-annually, not in advance, all of the rights, title and interests of the Lessee in and to the following universalities (hereinafter referred to as the “Universalities”):

i.
the universality of all moveable improvements, equipment, machinery, furniture and trade fixtures of every kind, present and future, located in, on or upon the Premises or used directly or indirectly in connection with the business of the Lessee carried on at the Premises, including all indemnities or proceeds paid under insurance contracts or policies pertaining to or covering such moveables; and

ii.
the universality of all property in stock, raw material, work in process and inventory, present and future, situated in, on or upon the Premises or used directly or indirectly in connection with the business of the Lessee carried on at the Premises, including all indemnities or proceeds paid under insurance contracts or policies pertaining to or covering such moveables.

22.3.2	The hypothec herein created in favour of the Lessor shall not constitute nor be construed as a floating hypothec under article 2715 of the Civil Code of Quebec.

22.3.3
The security hereby created is without delivery and shall, subject to articles 2673, 2674 and 2734 of the Civil Code of Quebec, not prevent the Lessee at any time and from time to time, until an event of default has occurred under this Lease and the security hereby constituted shall become enforceable, from selling, leasing or otherwise disposing of or dealing with its inventory in the ordinary course of its business and for the purposes of carrying on the same, provided that such inventory be forthwith replaced with inventory of equal or greater value and quality.

22.3.4
Upon the occurrence of an event of default, the security hereby constituted shall become enforceable and the Lessor shall forthwith be entitled to exercise any and all of the rights provided for in Chapter V of Title III of Book VI of the Civil Code of Quebec and in the Code of Civil Procedure of Quebec. In exercising any of the rights and recourses available hereunder or at law, the Lessor may, in respect of all or any part of each of the Universalities, exercise such rights and recourses as is available hereunder or at law, as it chooses to exercise, without prejudice to its other rights and recourses in respect of all or part of each of the other Universalities. Furthermore, the Lessor may exercise any of its rights and recourses in respect of all or any part of each of the Universalities, simultaneously or successively.

22.3.5
Notwithstanding anything herein to the contrary, the Lessor shall permit or consent to the registration of a prior ranking hypothec created in favour of any reputable person in order to secure financing obtained from such person by Lessee in Lessee’s normal course of business.

23 ACCESS TO PREMISES

23.1	To Examine or Exhibit Premises

23.1.1
Lessor may, at any time and upon reasonable notice to Lessee, enter the Premises to examine or exhibit same, to make alterations or repairs or for any purpose which Lessor considers necessary for the operation or maintenance of the Building or its equipment.

23.1.2	During the last six (6) months of the term of this Lease, Lessee shall allow the Premises to be exhibited by Lessor to persons interested in leasing the Premises.

23.2	To Install Equipment

Lessee shall permit Lessor to install and maintain in the Premises whatever is necessary or useful for the equipment, use or convenience of the Building or its tenants, provided Lessee’s enjoyment of the Premises is not unduly interfered with.

24 COMPLIANCE WITH LAWS AND INDEMNIFICATION

24.1	Compliance

Lessee shall promptly, at its expense, throughout the term of this Lease execute and comply with all rules and regulations of any Fire, Police and Health Departments) and all rules, regulations, by-laws and ordinances of any governmental authority or other agency having jurisdiction over the Premises or the business conducted therein.

24.2	Indemnification of Lessor

Lessee agrees that it will indemnify and hold Lessor harmless against any penalty or fine imposed for any violation of any law, by-law or regulation by Lessee or those for whom Lessee is in law responsible and that it will protect, indemnify and hold Lessor harmless against all damages and expenses arising out of any accident or occurrence on/or about the Premises causing injury or death to any person, or damage to property, and against all damages and expenses arising out of the failure of Lessee to comply with any provision of this Lease.

25 MORTGAGES, SALE OF BUILDING

25.1	Lessor’s Right to Assign

Lessor or the owner(s) of the Building shall have the right to assign this Lease to a lending institution as collateral security for a loan, and in the event that such an assignment is given and executed by Lessor or the owner(s) .and notification is given thereof to the Lessee, this Lease shall not be cancelled or modified for any reason whatsoever, without the written consent of such lending institution, except as provided for, anticipated, or permitted by the terms of this Lease or by law. Lessee agrees that it will, if and whenever reasonably required by Lessor, at Lessor’s expense, consent to and become a party to any instrument(s) permitting a mortgage, trust deed or hypothec to be placed on the Building or Premises or any part thereof as security for any indebtedness covered by the trust deed, mortgage or hypothec; and Lessee agrees, in such event, to subordinate this Lease to the trust deed, mortgage or hypothec.

25.2	Sale or Transfer of Building

In the event of any sale or transfer of the Building, or the making of any lease thereof, or the sale or transfer or assignment of any such lease and provided that the transferee, acquirer or lessee assumes and agrees to carry out all the obligations of Lessor under this Lease to Lessor’s exoneration, then without further agreement between the parties, or between the parties and the transferee or acquirer, Gelprim Inc., as Lessor, shall be relieved of all its obligations under this Lease and Lessee shall thereafter be bound to such transferee, acquirer or lessee as the case may be, with the same effect as though the latter had been Lessor under this Lease.

26 PRIOR OCCUPANCY

26.1	Prior Occupancy

In the event Lessor permits Lessee to occupy or gain access to the Premises prior to the commencement date of the term of this Lease, all terms and conditions of this Lease shall have effect and apply to such occupation.

27 RELOCATION

27.1	Relocation of Lease

Lessee agrees that, notwithstanding anything to the contrary contained herein, should Lessor wish to relocate the Lessee to other premises to effect a] major repairs to the Building, the Premises, or any parts thereof, or b] any structural changes to the Building, the Premises, or any parts thereof which are required to give effect to any applicable law or regulation, Lessor shall have the right to so notify Lessee in writing at least thirty (30) days prior to the date the relocation is, to take effect. In such event, Lessee shall have the option of cancelling this Lease (in which case this Lease shall be cancelled on the relocation date stipulated in the said notice from Lessor to Lessee) or of being relocated to substantially similar space in the Building at Lessor’s expense. If no such similar space is available in the Building, Lessor shall, at its expense, relocate the Lessee to and from substantially similar space in another Class “A” building during the period required to effect the required work. In the event of any such relocation, the rental and other charges for the new area shall be at the same rate per square foot per year as the rental and other charges under this Lease, and this Lease shall continue until the end of the term stipulated in article 3 hereof.

28 NOTICES

28.1	Notices

Any notice or demand contemplated by or pertaining to this Lease shall be in writing and shall be given by registered or certified mail, telex, telegram. Any such notice shall be deemed to have been received when physically delivered to the party’s address indicated on the first page of the Lease or as provided in the next paragraph hereinbelow.

Lessee elects domicile at the Premises, or at the Court’s Office in Montreal in the event he should cease to occupy or do business in the said Premises for service of all notices, writs and/or other legal documents in any suit at law, action or proceeding which the Lessor may take to enforce its rights under this Lease.

29 INTERPRETATION

29.1	Representations, Warranties, Prior Agreements

This Lease constitutes the entire agreement between Lessor and Lessee with respect to the Premises leased and may not be modified except by subsequent agreement in writing duly signed by Lessor and Lessee. Neither Lessor nor Lessee shall be bound by any representations, warranties, promises or agreements not contained in this Lease.

29.2	Exclusivity

Lessor shall not be precluded from leasing any other space in the Building to any other person carrying on the same or similar business as Lessee.

29.3	Brokerage Commission

Lessee warrants that Lessor shall not be held liable for any agent’s or broker’s commission in connection with acts of Lessee in leasing the Premises.

29.4	Governing Law & Waiver of Civil Code of Quebec

This Lease shall be governed and interpreted in accordance with the Laws of Quebec. Should any article or part of an article be illegal or unenforceable under the Laws of Quebec, it shall be considered severable and the remainder of the Lease shall remain in full force and effect. This Lease shall prevail over any provision of the Civil Code of Quebec which is inconsistent with the intention of the parties as expressed herein. All such Civil Code provisions are hereby deemed to have been expressly waived or set aside by the parties hereto to the extent necessary to give effect to any provision of this Lease which provides differently from the Civil Code in connection with the same matter.

29.5	Successors and Assigns

All obligations imposed upon Lessee by this Lease shall be binding upon all heirs, executors, administrators, successors, assigns, sublessees and encumbrancers of Lessee. However, no one, by assignment or otherwise shall enjoy or exercise such benefits, unless article 16 has been complied with.

29.6	Interpretation, Captions

This Lease shall be read with such changes in number and gender as are appropriate, according to whether Lessee is an individual male or female, or a partnership, corporation or association. If there is more than one Lessee, the covenants herein contained shall be construed as being solidary and each Lessee acknowledges that it shall have no right to any benefit of division or discussion.

All, captions and headings appearing in this Lease have been inserted for ease of reference only and in no way define, limit or enlarge the scope or meaning of any provision of this Lease.

29.7	Waiver

Failure of Lessor to insist upon the performance of any covenant or condition of this Lease or to exercise any right or option contained in this Lease shall not be construed as a waiver or relinquishment of any such covenant, condition, right or option. No variation of any covenant or condition of this Lease shall be valid unless in writing and signed by duly authorized persons on behalf of Lessor. The acceptance of rent from or the performance of any obligation by a person other than Lessee, shall not be construed as an admission by Lessor of any right, tide or interest of such person as sublessee, assignee, transferee or otherwise in the place of Lessee.

30 RULES AND REGULATIONS

30.1	Acts of Nuisance

Lessee shall not perform any illegal or dangerous act or carry on any practice which may either cause damage to the Premises or Building or any user thereof.

30.2	Signs, Advertising

Lessee shall not, without the prior written consent of Lessor, display, inscribe or print any sign, notice, advertisement or lettering in or on any part of the Building, outside the Premises, upon the exterior of the doors of the Premises, or within the Premises when such sign, notice, advertisement or lettering is visible from outside the Premises.

30.3	Directories of Listings

The number and style of all.- listings of Lessee on all directories in the Building shall be at the discretion of the Lessor. Any change of a listing(s) of Lessee shall be subject to the approval of Lessor and shall be at Lessee’s expense.

30.4	Removal of Furniture, Fixtures

Lessee shall not remove any furniture or fixtures from the Premises without the prior written consent of Lessor and only on at least twenty-four (24) hour written notice to Lessor.

30.5	Installation of Floor Covering

Lessee shall not lay linoleum or any other similar floor covering so that the same shall come in direct contact with the floor of the Premises. The use of cement or other similar adhesive material is prohibited. Lessee agrees that all carpeting shall be installed only by means of water soluble adhesive or tackless strip method.

30.6	Receiving of Supplies

All loading and unloading of merchandise, supplies, materials, furniture and equipment shall only be made through or by means of such doorways, passageways and elevators as Lessor may designate from time to time.

30.7	Passages, Elevators

The passageways, elevators, lobbies and stairways of the Building shall not be obstructed or used by Lessee, its employees, agents, visitors or licensees for any purpose other than the ingress to or egress from the Premises or Building.

30.8	Locks

Lessee shall not alter any lock(s) on the exterior doors of the Premises or place any additional lock on any door(s) without first obtaining the written consent of Lessor, which consent may be conditional on Lessee furnishing to Lessor keys to any new lock(s) to be installed. Lessee shall return to Lessor all keys to the Premises immediately upon termination of this Lease.

In the event any lock to the Premises is changed, and Lessor wishes to enter the Premises by force, Lessee shall be responsible for the cost of all repairs and damages occasioned thereby. All of the foregoing applies equally to all card access and similar systems used instead of traditional locks and keys.

30.9	Cooking on Premises Prohibited

Lessee shall not cook or prepare food on the Premises.

30.10	Heavy Objects

Safes and other unusually heavy objects shall be placed by Lessee only in such places as may be approved by Lessor.

30.11	Canvassing, Soliciting

All canvassing, soliciting and peddling in the Building is strictly prohibited, and Lessee agrees to co-operate with Lessor to prevent same.

30.12	Animals

No animals shall be brought into the Building without the prior written consent of Lessor.

30.13	Further Rules and Regulations

Lessee agrees to observe such further reasonable rules and regulations as Lessor may from time to time make pertaining to the operation, good, order, reputation, safety, care or cleanliness of the Building or Premises. Such rules and regulations shall not, however, be inconsistent with the terms of this Lease nor unduly interfere with Lessee’s enjoyment of the Premises.

30.14	Waiver, Modification

The Lessor shall have the right to waive or vary such chosen regulations in respect of any one or more Lessees, and the Lessor shall not be responsible to the Lessee for the non observance or violation of any of said rules and regulations by any other Lessees or other person. The provisions of the rules and regulations shall not be deemed to limit any covenant or provision of this Lease to be performed or fulfilled by the Lessee.

30.15	Publication of Lease

30.15.1	This Lease may not be published at length. Lessee may publish a summary of this Lease at its expense, provided such summary is approved by Lessor in writing prior to publication.

30.15.2
Notwithstanding sub-section a), if for the purpose of any alienation by Lessor (voluntary or involuntary) or for purpose of any secured financing, main-levée of the publication of the summary is required against immovable property other than that upon which the Premises are situated, Lessee will grant main-levée of such publication to Lessor forthwith upon request.

30.15.3
Within thirty (30) days following the expiration of the term or sooner termination of this Lease, Lessee will cause the summary to be radiated at its expense, failing which Lessor will have the right to cause the summary to be radiated at Lessee’s expense. This obligation will survive the expiration of the term or sooner termination of this Lease.

31 SPECIAL PROVISIONS

31.1	Finishing of Premises

31.1.1
Subject to Section 31.4.3, Lessee acknowledges that it has examined the Premises and declares itself to be satisfied that the Premises are in good condition and Lessee accepts the Premises in the condition in which they presently exist.

31.1.2
Should improvements be made to the Premises by the Lessee, Lessee agrees to submit to Lessor for approval prior to possession of the Premises two (2) sets of working plans clearly indicating Lessee’s intended improvements and colour chart within the Premises.

31.2 Security Deposit

31.2.1
Lessee has paid Lessor upon the delivery of this Lease the sum of N/A ($N/A) as security for the full and faithful performance by Lessee of each and every term, provisions, covenant and condition of this Lease. If Lessee defaults in respect of any of the terms, provisions, covenants and conditions of this Lease, including but not limited to payment of rent and Additional Rent, Lessor may, but shall not be required to, use, apply or retain the whole or any part of the security for the payment of any rent and Additional Rent in default or for any other sum which Lessor may expend or be required to expend by reason of deficiency accrue before or after summary proceedings or other re-entry by Lessor. If Lessee shall fully and faithfully comply with all the terms, provisions, covenants, and conditions of this Lease, the security, or any balance thereof, shall be returned to Lessee after the time fixed as the expiration of the term and after the removal of Lessee and surrender of possession of the demised Premises to Lessor. Whenever and as often as the amount of security held by Lessor shall be diminished by Lessor’s application thereof, Lessee shall within ten (10) days after Lessor’s request therefor deposit additional money with Lessor sufficient to restore the security to its original amount. Lessee shall not be entitled to any interest on the aforesaid security.

31.2.2
Notwithstanding the foregoing paragraph, and except any agreement to the contrary, all security deposited under the terms of the present agreement of Lease will be applied to all its renewals, subleases and assignment agreements or to any other subsequent agreement of lease executed by the present parties for Premises. The Lessor may deliver the security deposit to any assignee of Lessor’s interest of this Lease, the Premises or Building.

Thereupon, the Lessor will be released from any further liability with respect to the security deposit.

31.3	Letter of Credit

In lieu of depositing the Security Deposit, the Lessee has deposited with the Lessor an unconditional and irrevocable Letter of Credit or of Guarantee issued in favour of the Lessor by National Trust Company (the “Letter”), the whole in form, effect and substance satisfactory to Lessor. The Lessor shall have the same rights with respect to the Letter that it would have had with respect to the Security Deposit hereunder (including the right to require payment of the amount stated on the face of the Letter and to apply such amount, in whole or in part) and the Lessee shall have the same obligations with respect to the Letter (including, without limitation, the obligation of re-establishing the amount of the Letter to the initial amount hereinabove specified and, in any case, where the Lessor has required payment of the amount stated on the face of the Letter and applied payment thereof, in whole or in part) that it would have had with respect to the Security Deposit. The Lessee agrees to have the Letter renewed or a new letter issued at least forty-five (45) days prior to the date of expiration of the Letter in force (or any renewal thereof), failing which the Lessor will have the right, at its option, to require and receive payment of the face amount of the Letter as a penalty for the .simple delay in the execution of the obligation in question within the delay prescribed, the whole without notice to the Lessee. The Lessee renounces to all rights to have the penalty reduced even if the obligations referred to in this Section have been-performed in part. It is understood and agreed that the terms, covenants and conditions hereinabove set forth in 31.2 and 31.3 shall be null and void and of no effect whatsoever to the extent that they conflict with the provisions set forth in the said Letter or grant to Lessor any rights other than those set forth in the said Letter or impose upon Lessee, directly or indirectly, any obligations or liabilities other than those provided for in the said Letter; it being the express Intention of the parties hereto that the said Letter shall supersede the terms, covenants and conditions in sections 31.2 and 31.3 hereof.

31.4	Special Conditions

31.4.1	Conditional Free Rent Period

Notwithstanding the provisions of the Lease, the parties hereby agree that no minimum rent (article 4), real estate taxes (article 5), operating expenses (article 6), or electricity (article 13.4) shall be payable by the Lessee to the Lessor during the six month period from the first month of the term to the sixth month of the term inclusively. It is however understood that said free rent period hereby granted to the Lessee is conditional upon the fulfilment by the Lessee of all of its obligations pursuant to the Lease. In the event that any one of Lessee’s other obligations under the Lease is not respected by the Lessee during the said free rent period, then the total amount that Lessee should have normally paid for the said six month period shall become automatically due and payable to Lessor.

31.4.2	Fixed Real Estate Taxes and Operating Expenses

Notwithstanding the provisions of the Lease, the parties hereby agree that the amounts payable by the Lessee to the Lessor pursuant to articles 5 (real estate taxes) and 6 (operating expenses) shall be fixed at the monthly rates of $1,831.78 and $3,586.54 respectively until the end of the twenty-fourth (24th) month of the term of the Lease. It is however understood that beginning with the first month of the third year and continuing thereafter throughout the term of the Lease, said amounts shall be adjusted in accordance with the provisions of the Lease.

31.4.3	Leasehold Improvements

The Lessor shall spend up to but not more than one hundred eighty-nine thousand dollars ($189,600.00) on fixed leasehold improvements in the Premises to be done in accordance with the plans, drawings and specifications supplied by the Lessee, approved by the Lessor on October 14,1997 and attached as a schedule hereto. The parties hereby acknowledge that the cost to give effect to the said plans will exceed the said amount of $189,600. Lessor and Lessee accordingly agree that any such excess cost shall be paid by the Lessor when due and the Lessee shall reimburse one-half of said amount to Lessor as a loan payable in addition to all other amounts payable to Lessor pursuant to this Lease, the whole in sixty (60) equal and consecutive installments payable without notice or demand on the first day of each month beginning with a payment on December 1, 1997 and ending with a payment on November 1, 2002. The foregoing repayment shall be without interest unless Lessee fails to make any such payment in full when due, in which event the entire unpaid balance then outstanding shall automatically become due and payable with interest thereon from the date of such default at the rate described in section 11.3 hereinabove.

31.4.4	Parking

Lessor shall provide the Lessee with two (2) interior parking spaces located in the CSL area of the Building at the current monthly rate of one hundred fifty dollars ($150.00) plus taxes per vehicle, it being understood that said rate is beyond Lessor’s control and will change from time to time.

31.4.5	One Time Right to Cancel

Notwithstanding the term of the Lease contained in article 3.1 hereinabove, the Lessee shall have a one time right to cancel this Lease with effect as of the last day of the seventy second (72nd) month of the term of the Lease (i.e., the last month of the sixth year) by delivering to the Lessor a registered written notice to that effect on or before the first day of the sixty-third (63rd) month of the term of the Lease. In addition, the Lessee shall pay to the Lessor concurrently with said notice an amount of twenty-two dollars ($22.00) per gross square foot of the Premises (i.e., $139,040.00) by certified cheque to accompany said notice of termination (said amount representing the unamortized expenses incurred by the Lessor pursuant to article 31.4.3 hereinabove), failing which the notice shall be deemed not to have been given.

IN WITNESS WHEREOF Lessor and Lessee have duly executed and signed these presents on the date and at the place first mentioned.

Both Parties have expressed the wish that this agreement, as well as all documents, notices and any other written instrument relating to the execution of any obligation by either party, be drawn up exclusively in English.

Les parties ont exprimé le désir que cette entente, ainsi que tous les documents, avis et autres écrits relatifs à l’exécution de toute obligation par chacune des parties, soient rédigés uniquement en langue anglaise.

LESSOR

WITNESS:	GELPRIM INC.

/s/__________________________________	Per:____________________________________
Date: Oct. 15, 1997

/s/__________________________________	Per:____________________________________
Date: Oct. 15/97

WITNESS:	LESSEE

EVENTS INTERNATIONAL MEETING
PLANNERS INC.
/s/ Alberto Barbusci	Per: /s/Alberto Barbusci
Alberto Barbusci
(Please print name)
Date: October 15, 1997

/s/ Edward Polate	Per: /s/ Edward Polate
Edward Polate
(Please print name)
Date: October 15, 1997

ascenseur
elevator
escalier
stair
ascenseur
elevator
toilette femme
women's w.c.
escalier
stair
toilette
w.c.
toilette homme
men's w.c.
elect.
elect.